UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2013

Performant Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35628	20-0484934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 North Canyons Parkway

Livermore, California 94551

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (925) 960-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 26, 2013, the Centers for Medicaid and Medicare (“CMS”) announced that, during the period October 1 through December 31, 2013, we and the other recovery audit contractors will not be able to review and audit (i) whether inpatient care delivered to patients with hospital stays lasting less than “two midnights” was medically necessary and therefore deserving of the higher reimbursement levels under Medicare Part A or (ii) whether inpatient treatment was medically necessary for admissions spanning more than two midnights. During this time, CMS has initiated a provider education and compliance review program.

Fees associated with recoveries initiated by us based upon improper claims for inpatient reimbursement of these short stays have represented a substantial portion of the revenues we have earned under our recovery and audit contract. We do not expect that the suspension of our ability to review these claims will impact our financial results in 2013 due to the timing of this action. However, the suspension of this type of review activity could have a material adverse effect on our 2014 healthcare revenues and operating results, depending on a variety of factors including, among other things, CMS’s evaluation of provider compliance with the new rules, the rules ultimately adopted by CMS with respect to medical necessity reviews of Medicare reimbursement claims associated with short stay inpatient admissions and, more generally, the scope of improper claims that CMS allows us to pursue and our ability to successfully identify improper claims within the permitted scope. As a result of these uncertainties and pending further clarification from CMS, we are unable to estimate the effects of CMS’s announcement on our 2014 financial results.

In addition, in connection with the transition procedures announced by CMS in July 2013, we were restricted from sending any medical records requests to Periodic Interim Payment, or PIP, providers. This restriction remains in effect, although we continue to expect that our third quarter results will reflect substantially all of the remaining revenues from our audits of claims by PIP providers that occurred prior to the implementation of this restriction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2013

PERFORMANT FINANCIAL CORPORATION

By:	/s/ Hakan Orvell
Hakan Orvell
Chief Financial Officer